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                         [APPLIED MATERIALS LETTERHEAD]


February 6, 1996

Dear Applied Materials Stockholder:

You recently received a copy of the Proxy Statement, dated January 30, 1996, of Applied Materials, Inc. for the Annual Meeting of Stockholders to be held March 14, 1996. In connection with the final preparation, printing and mailing of the Proxy Statement, certain information was inadvertently omitted. This information is as follows:

                "RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current year is Price Waterhouse LLP. The Board of Directors expects that representatives of Price Waterhouse LLP will be present at the Annual Meeting of Stockholders, will be given an opportunity to make a statement at such meeting if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

          As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting of Stockholders and, as far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                  STOCKHOLDER PROPOSALS -- 1997 ANNUAL MEETING

          Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company at its offices on or before October 3, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating such meeting."

In the event you have already returned your Proxy Card and wish to change your vote as a result of this correction, a new Proxy Card is enclosed herewith, together with an addressed, stamped envelope which requires no postage if mailed within the United States. There is no need to complete and return this Proxy Card if you do not wish to change your vote. Proxy Cards will also be available at the Annual Meeting.

Sincerely,

/s/ Donald A. Slichter
-----------------------------
Donald A. Slichter
Secretary




                        [APPLIED MATERIALS LETTERHEAD]